UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                               FORM 8-K


                            CURRENT REPORT



                  PURSUANT TO SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  June 20, 1996



                   NATIONAL SEMICONDUCTOR CORPORATION
                   ----------------------------------
          (Exact name of registrant as specified in its charter)


        DELAWARE              1-6453                   95-2095071
        --------              ------                   ----------
(State of incorporation)    (Commission             (I.R.S. Employer
                             File Number)            Identification No.)



                 2900 Semiconductor Drive, P.O. Box 58090
                    Santa Clara, California  95052-8090
                    -----------------------------------
                  (Address of principal executive offices)


Registrant's telephone number, including area code:  (408) 721-5000

NATIONAL SEMICONDUCTOR CORPORATION

INDEX

                                                          Page No.
                                                          -------

Item 5. Other Events                                         3

Item 7. Financial Statements and Exhibits                    3

Signature                                                    4

Item 5 Other Events
- -------------------

     The information which is set forth in the Registrant's News Release dated June 20, 1996 is incorporated herein by reference.

In the aforementioned News Release, the Company stated that it expects to incur a one-time charge in its fiscal quarter ending August 25, 1996 ranging between $280 million to $320 million as a result of the reorganization discussed in the News Release. The expected charge is based on estimates. The actual charge recorded for the current quarter may be higher or lower than the estimated range.

The intent of placing the Company's family logic, memory and discrete businesses into a separate operating unit called Fairchild Semiconductor is to segregate the operations of these businesses from the remaining business groups of the Company. The new structure will permit the Company to pursue strategies that maximize the value of all of its major business groups.

For the Fairchild Semiconductor businesses, the Company will pursue value optimization strategies which may include: reducing cost structures, exiting certain manufacturing lines, partnering with other companies, or selling all, or part, of the businesses. It is expected that any or all of the above strategies would result in disposition of assets and reductions of current staffing levels in the memory and family logic operations.

In addition, the Company expects to reduce the cost structure of its remaining business groups and central support organizations, which would be achieved primarily through a reduction in its worldwide work force.


Item 7. Financial Statements and Exhibits
- -----------------------------------------

    (c). Exhibits
         --------

    Designation of
    Exhibit         Description of Exhibit
    --------------  ----------------------

         99         Contents of News Release dated  June 20, 1996.

SIGNATURE
- ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    NATIONAL SEMICONDUCTOR CORPORATION



Date:  June 20, 1996
                                     /s/ Richard D. Crowley
                                     -------------------------------
                                     Richard D. Crowley, Jr.
                                     Vice President and Controller
                                     Signing on behalf of the registrant
                                     and as principal accounting officer

<PAGE 4>

Exhibit 99                                      NEWS RELEASE

NATIONAL SEMICONDUCTOR ANNOUNCES
For more information:
              P.R.: Alan Bernheimer              or      Alan Markow
                      408 721-8665                         408 721-8103
                      alan.bernheimer@nsc.com              alan.markow@nsc.com

              Financial: Jim Foltz
                           408 721-5693
                           invest@nsc.com


NATIONAL SEMICONDUCTOR SPINS OUT UNITS TO NEW FAIRCHILD SUBSIDIARY

June 20, 1996, SANTA CLARA, Calif. - National Semiconductor Corporation (NSM-NYSE) today announced that it has formed a new subsidiary organization consisting of its family logic, memory and discrete businesses, to be called Fairchild Semiconductor. It also named Kirk Pond, a National executive vice president, as president and chief executive officer of Fairchild.
     "This new structure will unlock the value inherent in all the product lines of both companies by allowing each to be managed for optimum success," said Brian Halla, National's chairman, president and chief executive officer.
     "National Semiconductor's strategy," Halla added, "is to focus on applications and products for moving and shaping information. The core of the strategy is excellence in designing, manufacturing and marketing analog and mixed signal products. Because of this, we feel it makes sense to separate out our family logic, memory and discrete businesses into this new subsidiary. In doing so, we will allow each entity to pursue a total business strategy tailored to its unique needs."
     At the same time, National announced it will engage investment bankers to facilitate the identification of financing for the new Fairchild entity. In the most recent quarter, these product lines represented approximately 25% of total sales and were profitable as a group. National expects to take a pre-tax, one-time charge in the first quarter of fiscal 1997 in the range of $280 million to $320 million for the logic and memory businesses. This amount would be equivalent to an after-tax charge to earnings per share in the range of $1.58 to $1.79.
     Kirk Pond, Fairchild's new CEO, said, "Fairchild intends to be a world leader in family logic, building on our large, loyal customer base for logic, as well as memory and discrete products. We chose to revive the Fairchild name, in fact, because of its strong heritage in logic. In creating this new structure, our primary consideration will be to maintain excellent support of our customers. To that end, we will be careful to ensure a smooth transition of sales and service channels from National to Fairchild. In the short term, we will be using National's worldwide sales and service channels while we formulate a transition plan, in concert with National and our customers."

     National sites that will become part of Fairchild Semiconductor include the 4", 5" and 6" wafer fabrication plant in South Portland, Maine; the wafer fabrication plant in West Jordan, Utah; and the test and assembly plants in Cebu, the Philippines, and Penang, Malaysia.

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